EXHIBIT 8.2

31 West 52nd Street | New York, NY 10019 | T 212.513.3200 | F 212.385.9010
Holland & Knight LLP | www.hklaw.com

September 14, 2020

Dime Community Bancshares, Inc. 300 Cadman Plaza West, 8th Floor Brooklyn, New York 11201

Ladies and Gentlemen:

Pursuant to the Agreement and Plan of Merger dated as of July 1, 2020 (the “Merger Agreement”) by and among Bridge Bancorp, Inc., a New York corporation (“Bridge”) and Dime Community Bancshares, Inc., a Delaware corporation (“Dime”), Dime is to merge with and into Bridge with Bridge surviving (the “Merger”). Capitalized terms not otherwise defined in this opinion have the meanings ascribed to such terms in the Merger Agreement.

We have acted as special counsel to Dime in connection with (i) the Merger and (ii) the preparation and filing of the related Registration Statement on Form S-4 (the “Registration Statement”), which includes a joint proxy statement/prospectus of Bridge and Dime (the “Proxy Statement/Prospectus”), to be filed with the Securities and Exchange Commission (the “SEC”) on September 14, 2020. At your request, we are rendering this opinion concerning certain U.S. federal income tax matters in connection with (i) the Merger, pursuant to Section 9.3.3 of the Merger Agreement, and (ii) the Registration Statement and Proxy Statement/Prospectus.

Immediately following the Merger, or as promptly as practicable thereafter, Dime Community Bank, a wholly-owned bank subsidiary of Dime, will be merged with and into BNB Bank, a wholly-owned bank subsidiary of Bridge, with BNB Bank as the surviving bank, upon the terms and with the effect set forth in the Agreement and Plan of Bank Merger (the “Bank Merger”). This opinion does not address the U.S. federal income tax consequences of the Bank Merger, but we have taken the Bank Merger into account in rendering our opinion with respect to the U.S. federal income tax consequences of the Merger set forth below and affirm that consummation of the Bank Merger would not alter such opinion. For the purpose of rendering our opinion, we have examined and are relying (without any independent investigation or review thereof), with your permission, upon the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (the “Documents”):

Anchorage | Atlanta | Austin | Boston | Charlotte | Chicago | Dallas | Denver | Fort Lauderdale | Houston | Jacksonville

Lakeland | Los Angeles | Miami | New York | Orlando | Philadelphia | Portland | San Francisco | Stamford | Tallahassee | Tampa
Tysons | Washington, D.C. | West Palm Beach

Bogotá | London | Mexico City

Dime Community Bancshares, Inc.

September 14, 2020

1.	The Merger Agreement;

2.	The Registration Statement and the Proxy Statement/Prospectus;

3.	The representations made to us by Bridge in its letter to us dated September 9, 2020 (the “Bridge Certificate”);

4.	The representations made to us by Dime in its letter to us dated September 9, 2020 (the “Dime Certificate” and, together with the Bridge Certificate, the “Certificates”); and

5.	Such instruments and documents related to the formation, organization and operation of Bridge and Dime and to the consummation of the Merger as we have deemed necessary or appropriate for purposes of our opinion.

For purposes of this opinion, we have assumed, with your permission and without independent investigation, (i) that the Merger will be consummated in the manner contemplated by the Proxy Statement/Prospectus and in accordance with the provisions of the Merger Agreement without the waiver of any material conditions to any party’s obligation to effect the Merger or the waiver of any conditions to any party’s obligation to effect the Merger that could adversely affect the qualification of the Merger as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) that original documents (including signatures) are authentic, (iii) that documents submitted to us as copies conform to the original documents, (iv) that there has been (or will be by the date of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness of those documents, (v) the accuracy of the statements and representations contained in the Documents, (vi) that the covenants and warranties set forth in the Documents will be complied with, and (vii) that the Merger will be effective under applicable state law. Furthermore, we have not attempted to verify independently the representations and statements in the Certificates and have assumed that all representations contained in the Merger Agreement and in the Certificates are true, accurate and complete in all respects without regard to any qualifications as to knowledge and belief.

Subject to the foregoing and any other assumptions, limitations, exceptions and qualifications specified herein and in the Proxy Statement/Prospectus, that constitutes part of the Registration Statement, under “Material U.S. Federal Income Tax Consequences of the Merger,” it is our opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and we confirm that the discussion contained under “Material U.S. Federal Income Tax Consequences of the Merger” in the Proxy Statement/Prospectus, that constitutes part of the Registration Statement, subject to the assumptions, limitations, exceptions and qualifications specified herein, constitutes our opinion on the material U.S. federal income tax consequences of the Merger.

The foregoing opinion is limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state, locality or foreign country.

Dime Community Bancshares, Inc.

September 14, 2020

This opinion is rendered as of the date hereof and we undertake no obligation to update, supplement, modify or revise the opinion expressed herein after the date of this letter to reflect any facts or circumstances which may hereafter come to our attention or which may result from any changes in laws or regulations which may hereafter occur.

Our opinion expressed herein is based upon the Code, the Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service and other applicable authorities, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Documents are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion.

We are furnishing this opinion only to Dime in connection with the Merger Agreement and the Merger and the Registration Statement and the Proxy Statement/Prospectus, and this opinion is not to be relied upon for any other purpose or by any other person or entity and may not be circulated, quoted, or otherwise referenced for any purpose whatsoever without our prior written consent. We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement, and to the references therein to us. In giving this consent we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Sincerely yours,

/s/ Holland & Knight LLP

Holland & Knight LLP